Exhibit 99.B(d)(101)

Schedule B
to the
Sub-Advisory Agreement
between
SEI Investments Management Corporation
and
Lee Munder Investments Ltd.

As of December 15, 2003, as amended November 27, 2006

Pursuant to Paragraph 4, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

SEI Institutional Investments Trust

Small/Mid Cap Equity Fund
for Assets managed pursuant to the Russell 2500 Value mandate	x.xx%
for Assets managed pursuant to the Russell 2000 Value mandate	x.xx%

Agreed and Accepted:

SEI Investments Management Corporation	Lee Munder Investments Ltd.

By:	By:

Name:	Name:

Title:	Title:

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